           1                                                      EXHIBIT 10.37

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(B)(4),200.83 AND 240.24B-2. "***" INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST THAT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION.





                           COLLABORATION AGREEMENT


                                   BETWEEN


                                CYTOVIA, INC.

                                     AND

                        AURORA BIOSCIENCES CORPORATION



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                             COLLABORATION AGREEMENT


This COLLABORATION AGREEMENT (the "Agreement"), is entered into as of the Effective Date (defined below), by and between Aurora Biosciences Corporation, a Delaware corporation, having a principal place of business at 11010 Torreyana Road, San Diego, California 92121 ("Aurora"), and Cytovia, Inc., having a principal place of business at 201 Technology Drive, Irvine CA 92616 "Cytovia").

                                  BACKGROUND

WHEREAS, Aurora designs, develops, and manufactures automation, instruments and fluorescent assay technologies which it may use for accelerated drug discovery;

WHEREAS, Cytovia develops cellular assays using its proprietary fluorogenic substrates for the discovery of drugs to be developed by Cytovia,

WHEREAS, Aurora and Cytovia desire to enter into a collaborative research and development program to develop screens and use such screens to identify compounds having biological activity; all in accordance with the terms and conditions set forth below.

NOW, THEREFORE, Aurora and Cytovia agree as follows:


ARTICLE 1.  DEFINITIONS

The following terms shall have the meanings provided below when used herein:

     1.1 "Affiliate" shall mean a person or entity, other than an entity jointly owned or controlled by the parties, that directly or indirectly controls, is controlled by, or is under common control with the person or entity specified. For purposes of this definition, "control" means the direct or indirect ownership of greater than fifty percent (50%) of the outstanding shares or other voting rights of the specified entity to elect directors or other management authority, or if not meeting the preceding, that level of control which is the maximum ownership right permitted in the jurisdiction where such entity exists.

     1.2 "Agency" shall mean the U.S. Food and Drug Administration ("FDA") or its successor, or an equivalent agency of any other government of another country having jurisdiction over the development, manufacturing, and/or marketing of pharmaceutical products.

     1.3  "Agreement Compound" shall mean ***.



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     1.4  "Annual Screening Program" shall have the meaning set forth in
     Section 2.4.2.

     1.5  "Aurora Compound" shall mean ***

     1.6  "Aurora Know-How" shall mean ***.

     1.7 "Aurora Patents" shall mean Patent Rights owned, licensed or Controlled by Aurora (including its Affiliates, Licensors or its Licensees) which relate to Compounds, Agreement Compounds, Products or Screens ***.

     1.8  "Aurora Technology" shall mean Aurora Patents and Aurora Know-How.

     1.9 "Collaboration Committee" or "CC" shall have the meaning set forth in Section 2.1.

     1.10 "Collaboration Period" shall begin on the Effective Date and ***.

     1.11 "Compound" shall mean ***.

     1.12 "Compound Library and Database Program" or ("CLDP") and ***is defined in Exhibit B.

     1.13 "Confidential Information" shall mean information or material disclosed hereunder by one party (the "Disclosing Party") to the other party (the "Receiving Party") and as further defined in Section 9.1.

     1.14 "Control" or "Controlled" shall mean, with respect to Intellectual Property, possession by a party or its Affiliates of the ability to grant a license or sublicense in accordance with the terms of this Agreement, and without violating the terms of any agreement by such party with a Third Party.

     1.15 "CPI" shall mean the Consumer Price Index, All Urban Consumers, as published by the U.S. Bureau of Labor Statistics.



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      1.16 "Cytovia Collaborator" shall mean ***.

      1.17 "Cytovia Compound" shall mean ***.

      1.18 "Cytovia Know-How" shall mean ***.

      1.19 "Cytovia Patent Rights" shall mean Patent Rights owned, licensed or Controlled by Cytovia (including its Affiliates, Licensors or its Licensees)***.

      1.20 "Cytovia Technology" shall mean ***.


      1.21 "***



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     1.22 "Development Candidate" shall mean a ***.

     1.23 "Excluded Compound" shall mean ***.

     1.24 "Full Time Equivalent" or "FTE" shall mean the full time equivalent of one (1) Aurora researcher, based on a minimum of one thousand seven hundred sixty (1,760) hours per year.

     1.25 "Hit" shall ***.

     1.26 "Intellectual Property" means any a) information or data, techniques, methods, trade secrets, results, tangible or intangible know-how, or chemical, biological or physical materials that is not generally known to the public, b) world-wide copyrights, and c) patent rights.

     1.27 "Joint Technology" shall have the meaning set forth in Section 8.3.

     1.28 "Licensee" shall mean any Third Party (other than an Affiliate of Cytovia or Aurora) which is granted a license, sublicense or other right to manufacture, use, sell, offer for sale, distribute and/or import one or more Products or Agreement Compounds.

     1.29 "Licensor" shall mean any Third Party that grants a license, sublicense or other right to manufacture, use, sell, offer for sale, distribute and/or import one or more Products or Compounds.

     1.30 "NDA" shall mean a New Drug Application ("NDA"), Biologics License Application ("BLA") or Product License Application ("PLA"), as defined in the U.S. Food, Drug, and Cosmetic Act and the regulations promulgated thereunder, or any equivalent foreign application.



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     1.31 "Net Royalty" shall mean all consideration, including without limitation, ***, received by Cytovia, from an Affiliate, a Third Party, Cytovia Collaborator, or Licensee in respect of the sale or other distribution of any Product. Net Royalty excludes milestone payments or any amounts received by Cytovia which do not accrue upon the sale or distribution of any Product, such as a loan, purchase of equity, or support for research and development activity for such Product.

     1.32 "Net Sales" shall mean the invoice price of Products, as the case may be, sold by Cytovia or its Affiliates, Cytovia Collaborators, or Licensees to bona fide independent Third Parties in arm's length transactions, less, to the extent included in such invoice price the total of: (i) ordinary and customary trade discounts actually allowed; (ii) credits, rebates and returns(including, but not limited to, wholesaler and retailer returns); (iii) freight, postage and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (iv) excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business. Net Sales shall also include the amount or fair market value of all other consideration received by Cytovia or its Affiliates, Cytovia Collaborators, or Licensees which accrues upon the sale or other distribution of Products, as the case may be, whether such consideration is in cash, payment in kind, exchange or another form.

     1.33 "Non-exclusive Compounds" means a single set of ***by Aurora during the Collaboration Period wherein each compound in such set ***.

     1.34 "Patent Rights" shall mean all U.S. or foreign jurisdiction (including the European Patent Convention) patent applications, including any regular, or provisional applications and any continuation (in whole or in part), division, or substitute thereof, and any patent issuing thereon, including any reissue, re-examination, or extension thereof or any equivalent of any of the foregoing.

     1.35 "Phase I," "Phase II," and "Phase III" shall mean Phase I, Phase II, or Phase III human clinical trials of a pharmaceutical product, respectively, in each case as customarily related to applicable FDA Investigational New Drug ("IND") regulations, or any equivalent or corresponding foreign statutes, rules, or regulations.

     1.36 "Product" shall mean ***.

     1.37 "Screen" shall mean an ***.



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     1.38 ***

     1.39 ***

     1.40 "Term" shall have the meaning set forth in Section 12.1.

     1.41 "Third Party" shall mean any person or entity other than (i) Aurora and any of its Affiliates, and (ii) Cytovia and any of its Affiliates.

     1.42 "Tracking Records" shall have the meaning set forth in Section
     5.2.5.

     1.43 "Valid Claim" shall mean (a) an issued claim under an issued patent within the Patent Rights, which has not (i) expired or been canceled, (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and/or (iv) been abandoned; or (b) a claim included in a pending patent application within the Patent Rights that is being actively prosecuted in accordance with this Agreement and which has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable governmental authority for whatever reason (and from which no appeal is or can be taken), and/or (iv) abandoned.

     1.44 ***




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ARTICLE 2.  SCREENING PROGRAM

2.1 Collaboration Committee.

     2.1.1 Responsibilities. Within thirty (30) days after the Effective Date, Aurora and Cytovia shall establish a committee (the "Collaboration Committee" or "CC"), to review and coordinate the Screening Programs pursuant to Article 2.

     2.1.2 Membership. The CC shall be comprised of ***from Cytovia and *** from Aurora. Each party may select and replace its CC representatives at any time, with written notice to the other party. Each party shall each appoint one of its CC representatives to be responsible for coordinating communications between the parties.

     2.1.3 Meetings. During the Collaboration Period, the CC shall meet at least quarterly, or more often as mutually agreed, in person, by telephone or televideo conference. Each party shall pay its own expenses incurred in connection with participation at CC meetings. With the consent of the parties, other representatives of Cytovia and/or Aurora may attend CC meetings as nonvoting observers. On an alternating basis, one party shall promptly prepare and deliver to the members of the CC minutes in respect thereof, for review and approval by both parties.

     2.1.4 CC Decisions. Decisions of the CC shall be made by simple majority approval of all CC members. In the event that approval is not obtained within the CC, the undecided matter will be referred to a Business Development officer of each party, who shall promptly meet in person or by telephone or by televideo conference to endeavor to resolve the dispute. In the event such individuals are unable to resolve such dispute within thirty (30) days, the matter shall be referred to the Chief Executive Officers or equivalent of the parties, who shall promptly meet in person or by televideo conference within thirty (30) days after such dispute is submitted to such officer, to endeavor to resolve the dispute. If such officers are unable to resolve the dispute in a timely manner, at the request of either party, it shall be settled by binding arbitration pursuant to Section 13.2 below, or as otherwise mutually agreed in writing.

2.2 Screen Proposals and Selection. During ***the Collaboration Period, ***, as defined Section 2.4. ***, Cytovia will ***identified by Cytovia relating to such Screen. In performing its obligations under the foregoing sentence***. Within thirty (30) days of receiving such information, and further information as Aurora may reasonably request regarding a proposed Screen, (i) the CC will meet to review whether the CC reasonably believes that it is ***feasible to use




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the Screen in an Annual Screening Program and (ii) Aurora shall notify Cytovia in writing whether Aurora reasonably believes that Aurora is ***feasible to work with such Screen. Aurora may determine that performing a Screen may not be legally feasible for *** Aurora being subject to conflicting obligations under this Agreement and another then existing agreement with a Third Party. If the CC determines that it is feasible to use a Screen developed by Cytovia, ***, the CC will develop a written plan for such Screen ("Screen Work Plan") containing a complete description of the Screen, delivery schedule, screening plan, and the screening schedule. If the CC does not determine that it is feasible to use the Screen, it shall notify Cytovia in writing thereof, and in such case Aurora shall have no obligation to use such Screen.

2.3 Screen Delivery and Cytovia ***. Promptly after development of a
Screen Work Plan, Cytovia will deliver to Aurora such Screen as set forth in
the appropriate Screen Work Plan.   Such Screen will be delivered with a
written summary describing the Screen and data indicating that such Screen satisfies the Screen Specifications and the applicable provisions of the Screen Work Plan.

2.4 Screening Services and Aurora ***

     2.4.1 ***

     2.4.2 ***

     2.4.3 ***

     2.4.4 CLDP Selection and Upgrade. At least thirty (30) days prior to commencement of the Annual Screening Program, Cytovia shall notify Aurora in writing of the CLDP Cytovia has selected for use in the Annual Screening Program for a particular Screen. Following commencement of the Annual Screening Program, the CLDP for the Annual Screening Program may be upgraded as follows.

          (i) ***

          (ii) ***





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     Requests for such CLDP upgrades shall be submitted in writing by Cytovia to Aurora. With respect to the payments in Section 5.2.1, the terms and conditions for the highest CLDP level selected for an Annual Screening Program shall apply to all Aurora Compounds used in such Annual Screening Program.

     2.4.5 Screening Program Reports. During the course of the Annual
     Screening Program, individuals from Cytovia and Aurora, appointed by the CC, will discuss and review monthly, if not more frequently, the progress and any issues relating to the Annual Screening Program. During the Collaboration Period, the CC will review and prepare quarterly reports for the Annual Screening Program in progress at that time. Each progress report shall provide a written update of work performed, any Hits identified, and all available supporting data.

     2.4.6 Screening Database Access and Maintenance. For a period of ***following completion of each Annual Screening Program, Aurora will maintain all data generated in such Annual Screening Program and Cytovia may have access to such data subject to the terms of the CLDP selected for such Annual Screening Program. All data provided by Aurora to Cytovia will be transferred electronically.

     2.4.7 Optional Screening Services. During the Collaboration Period, Cytovia may purchase from Aurora optional screening services to provide
     (i) additional data points from the Screen used in the Annual Screening Program, (ii) screening services for additional screens, or (iii) development services beyond those included in the Annual Screening Program. The fees for such optional screening services will be negotiated in good faith by the parties.

     2.4.8 Credit for Unused Screening Services. If during the course of an Annual Screening Program, Cytovia elects to end the screening process
     before ***.   Unless mutually agreed to in writing by the parties, ***.

     2.4.9 Exclusion of Aurora Compounds.	The use of an Aurora Compound
     and data associated with such Aurora Compound may ***.



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     2.4.10 Designation of Excluded Compounds.  At least ***days prior to commencement of each Annual Screening Program, Cytovia ***

2.5 Payments for Screening Services.

     2.5.1 Funding for Annual Screening Program. In consideration for the ***. The first payment shall be made within ***of the Effective Date, and subsequent payments shall be paid to Aurora no later than the first day of the second month of the calendar quarter to which such payment pertains. Cytovia will have responsibility for paying for any associated sales, use, value added, or transfer tax, or similar governmental charge if any, but not taxes based on net income or profit.

     2.5.2 Funding for Additional Screens. If Aurora determines, in good faith, that the expenses that would be incurred by Aurora ***for an Annual Screening Program, ***, and in such event the parties shall in good faith determine the *** for the applicable screening and development activities. *** shall be calculated based on the number of additional FTEs required to complete the Annual Screening Program, and the duration of the additional FTEs' participation in such activities. The fully burdened FTE rate for each Aurora scientist shall be ***per FTE per year. Such amount shall be ***. In addition, Aurora reserves the right ***.




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ARTICLE 3.  DEVELOPMENT AND COMMERCIALIZATION

The selection of Agreement Compound(s), Development Candidate(s), and Product(s) for development and commercialization will be at the discretion of Cytovia. Cytovia will, at no expense to Aurora, be responsible for conducting or arranging all development and commercialization of such selected Agreement Compound(s) Development Candidate(s) and Product(s)that Cytovia, at its discretion, chooses to develop and commercialize. Cytovia, its Affiliates, Cytovia Collaborators or Licensees will ***, or have its Affiliates, Cytovia Collaborators or its Licensees *** meet the market demand therefor. Cytovia will promptly notify Aurora at such time as any Agreement Compound becomes a Development Candidate, or otherwise achieves any milestone for which Cytovia will owe Aurora a milestone payment pursuant to Section 5.1. Cytovia agrees to provide Aurora with a written summary of the development progress made in respect of an Agreement Compound(s), Development Candidate(s), and Product(s) within thirty (30) days of the end of each calendar quarter during the period in which an Agreement Compound(s), Development Candidate(s), and Product(s) is under development by Cytovia (or its designee).


ARTICLE 4.  LICENSES

4.1 License to Aurora.  Cytovia hereby grants to Aurora, ***.

4.2 No Implied Licenses and Grant Backs. Only those licenses expressly granted in Section 4.1 and Article 8 shall be of any force and effect. No license or other right in the Aurora Technology or Cytovia Technology shall be created hereunder by implication, estoppel, or otherwise.


ARTICLE 5.  MILESTONES AND ROYALTIES

5.1 Milestone Payments.	Cytovia will pay to Aurora the following amounts
upon achievement of each of the following milestone events by Cytovia, ***Screen to have ***.



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     Milestone Events Per Screen:                         Payment

     ***                                                  ***

     Milestone Events Per Compound:

     ***                                                  ***
     ***                                                  ***
     ***                                                  ***
     ***                                                  ***


Cytovia will notify Aurora in writing and pay Aurora the appropriate amounts set forth in this Section 5.1, within ***of the achievement of a milestone, or, in the case of a Third Party achieving a milestone, within the earlier of a) ***of Cytovia receiving notification from a Third Party of the achievement of a milestone set forth in this Section 5.1 or b) ***of Cytovia receiving payment from a Third Party for the achievement of such milestone. If in the course of compound development any of the above milestones are combined or skipped, Aurora will receive the above milestone payments as if each milestone were initiated separately or completed separately.

5.2 Royalties to Aurora. ***, Cytovia shall pay Aurora a royalty ***. Sales of any products that contain Excluded Compounds and do not contain any Products shall ***.

     5.2.1 Sales of Products derived from Aurora Compounds. With respect to Product(s) containing Aurora Compounds or Derivatives thereof pursuant to the Compound Library Database Program selected in accordance with Section 2.4.3, Cytovia shall pay Aurora an amount equal to

          (i) ***,

          (ii) ***, and

          (iii) ***.



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     5.2.2. Sales of Products ***. With respect to Product(s) ***Compounds or
     Derivatives thereof, Cytovia shall pay Aurora an amount equal to ***of such Products if the Product is marketed by ***if the Product is marketed by an ***; provided, however, that such amount payable to Aurora pursuant to this Section 5.2.2 shall not be less *** of such Product(s).

     5.2.3 Trade Secret Royalty. The parties acknowledge that the principal value contributed by Aurora under this Agreement is the enhanced probability of identifying leads for human pharmaceutical products (or other products having commercial value) and the potential to generate multiple leads, either or both of which the parties reasonably believe will lessen the time required to bring pharmaceutical products to market and increase the efficiency of drug discovery and development processes and technologies. Additionally, the parties acknowledge that Aurora may not own or control Patent Rights covering the manufacture, sale, use, or importation of a particular Agreement Compound or Product. Cytovia acknowledges and agrees that the value it receives hereunder is primarily in the access and use of the Aurora Compounds and the Aurora Technology. Accordingly, Cytovia agrees to pay those royalties and other amounts at the applicable rate specified in this Section 5.2, regardless of whether a Product is covered by Patent Rights within the Aurora Technology.

     5.2.4 Royalty Term. Cytovia's obligation to pay royalties to Aurora pursuant to this Section 5.2 shall continue on a Product-by-Product and country-by-country basis until *** after the date of the first commercial sale of such Product in a particular country by Cytovia, its Affiliates, designees, Cytovia Collaborators or Licensees.

     5.2.5 Tracking Records for Royalty Obligations. Records of any Hits or any Compound subject to additional screening will be stored by Cytovia in a computer searchable file or database that may be separate from other Cytovia data not related to Screens. Such records or information from a Screen will be recorded and stored by Cytovia using its customary means and in a computer searchable database on a storage device. The information stored will include ***tested, and date of testing. Upon written request by Aurora, Cytovia will create an annual written report of Hits or Derivatives subjected to additional screening, in vivo testing, computer modeling, medicinal chemistry or an Investigational New Drug application or foreign equivalent to date to be accessible by an independent consultant of Aurora. All the records described in this Section 5.2.5 are collectively referred to as tracking records (the "Tracking Records"). Cytovia will permit a Third Party appointed by Aurora and Cytovia, and subject to a confidential relationship with Cytovia, to inspect the Tracking Records once per year or upon reasonable request for the sole purpose of determining the attainment of a milestone or royalty under this Agreement. The Tracking Records shall be securely retained for no less than ***from the last use of a Screen. When a compound, such as a Hit or Derivative is selected for ***, Cytovia will disclose this compound to Aurora and such information shall be Cytovia's Confidential Information for the purpose of Article 9. In addition, Cytovia will make reasonable



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     efforts to obligate its Affiliates, designees, Cytovia Collaborators or
     Licensees to a provision substantially the same as this provision in this
     Section 5.2.5 with respect to Cytovia and wherein such party will grant access to Aurora in event Cytovia is unable to access such Tracking Records. Upon reasonable request by Aurora and at a minimum once per year, Cytovia will provide Aurora with a summary of the status of Agreement Compounds and Products that may be used to calculate royalties or milestones.

     5.2.6 Payment of Royalties. Cytovia will notify Aurora in writing and pay Aurora the appropriate amounts set forth in this Section 5.2, (a) within ***of receipt of ***by Cytovia, (b) within ***of Cytovia receiving royalties from a Third Party for the of receipt of ***, or (c) if Cytovia is not due any royalties, within ***of Cytovia receiving notification from a Third Party of the receipt of ***.

5.3 Payment of Milestones and Royalties in the Event of Bankruptcy. Cytovia shall contractually obligate its Affiliates, designees, Cytovia Collaborators or Licensees so that in the event of bankruptcy by Cytovia such parties will either a) pay milestones directly to Aurora pursuant to Section 5.1 and pay royalties directly to Aurora pursuant to Section 5.2 or b) terminate all rights and activities under any agreement relating to the development and commercialization of Agreement Compounds or Products as permitted under this Agreement.

5.4 Exemptions from Milestones and Royalties. Notwithstanding any other provision of this Agreement, Cytovia shall not be obligated to make any milestone payment or royalty payment with respect to products ***.


ARTICLE 6.	INVESTMENT AND SCREENING REFERRALS

6.1 Aurora Contribution. Within ***of the Effective Date, Aurora will ***.

6.2 Screening Referrals. For a period of ***following the Effective Date, Cytovia will grant Aurora a ***




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ARTICLE 7.  PAYMENTS; BOOKS AND RECORDS

7.1 Royalty Reports. After the first commercial sale of a Product on which royalties are payable hereunder to Aurora by Cytovia, Cytovia shall make quarterly written reports to Aurora within *** after the end of each calendar quarter or ***from the receipt of such information from a Third Party, stating in each such report, on a country-by-country basis, the number, description, and *** of each Product sold in a country during the calendar quarter upon which a royalty is payable under Section 5.2 above.

7.2 Screen Development and Screening Payments.  Any payments due pursuant to
Section 2.5 shall be paid within thirty (30) days of receipt of an invoice therefor. Any payments due pursuant to Section 5.1 shall be paid as provided in that Section 5.1. Any payments due pursuant to Section 5.2 shall be paid as provided in that Section 5.2.

7.3 Payment Method.	All payments due under this Agreement shall be made by
bank wire transfer when due in immediately available funds to an account designated by Aurora. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the lesser of the prime rate as reported by the ***, on the date such payment is due, plus an additional *** per annum, or the maximum rate allowed by law, calculated on the number of days such payment is delinquent.

7.4 Currency Conversion. All payments outlined in this Agreement are in U.S. Dollars. If any currency conversion shall be required in connection with the calculation of royalties or any other payments hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions as reported in The Wall Street Journal for the last reported day of the calendar quarter to which such payment pertains.

7.5 Records; Inspection. Cytovia and its Affiliates shall keep complete, true, and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of such party for at least ***following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such ***period by an accounting firm appointed by Aurora that is reasonably acceptable to Cytovia or its Affiliates. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this
Section 7.5 shall be at the expense of Aurora, unless a variation or error



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producing an increase exceeding ***of the amount stated for any period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid promptly by Cytovia, together with interest thereon from the date such payments were due at the lesser of the prime rate as reported by the ***, plus an additional ***per annum, or the maximum allowed by law.

7.6 Tax Matters. All royalty amounts required to be paid to Aurora pursuant to this Agreement shall be paid without deduction for withholding for or on account of any taxes, including any sales, use, value added, or transfer tax, or similar governmental charge imposed by a jurisdiction other than the United States but exclusive of taxes based on net income or profits. Payment of any such tax or similar governmental charge, including any due in connection with the transfer of the Screens hereunder, shall be the sole responsibility of Cytovia. In the event that Aurora is required to pay any such tax or other similar charge, Cytovia shall promptly reimburse Aurora for payment of such amounts.


ARTICLE 8.  INTELLECTUAL PROPERTY

8.1 Cytovia Sole Ownership.	 Cytovia shall be the sole owner of any
Intellectual Property conceived and reduced to practice or otherwise developed solely by its employees, consultants and agents, and all patent applications and patents claiming such Intellectual Property; provided, however, that Intellectual Property that covers *** will be assigned by Cytovia to Aurora***

8.2 Aurora Sole Ownership. Aurora shall be the sole owner of any Intellectual Property conceived and reduced to practice or otherwise developed solely by its employees, consultants and agents and all patent applications and patents claiming such Intellectual Property; provided, however, that Intellectual Property that ***



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8.3 Joint Technology.

            8.3.1 Joint Ownership. If, during the Collaboration Period, one or more employees or consultants of Aurora, together with one or more employees or consultants of Cytovia, jointly conceive or reduce to practice any Intellectual Property, (the "Joint Technology"), each of the parties shall ***the Joint Technology, except as set forth herein.

            8.3.2 Joint Technology Assigned to Aurora. Cytovia will assign to Aurora Cytovia's interest in all Joint Technology *** provided, however, that Cytovia shall retain thereto a non-exclusive, worldwide, royalty-free license, without the right to grant sublicenses, to such Intellectual Property ***.

            8.3.3 Joint Technology Assigned to Cytovia. Aurora will assign to Cytovia Aurora's interest in all Joint Technology ***; provided, however, that Aurora shall retain thereto a non-exclusive, worldwide, royalty-free license, without the right to grant sublicenses, to such Intellectual Property ***.

8.4 Additional Licenses. The parties recognize and agree, that (i) in some instances the practice of Joint Technology licensed in either Section 8.3.2 or 8.3.3, may require additional license(s) under Aurora Technology or Cytovia Technology, respectively, such as for Technology that was developed outside the scope of this Agreement; and (ii) in some instances that the practice of non-exclusively licensed Technology in Sections 8.1 and 8.2 may require additional license(s) under Aurora Technology or Cytovia Technology, respectively, such as for Technology that was developed outside the scope of this Agreement.

8.5 U.S. Law. Inventorship and rights of ownership with respect to Aurora Technology, Cytovia Technology, and Joint Technology shall be determined in accordance with the intellectual property and patent laws of the United States.

8.6 Retained Rights. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to convey or transfer ownership by one party to the other of any rights, title or interest in any Confidential Information, technology or Patents Rights owned or Controlled by a party. Except as expressly provided for in this Agreement, nothing in this Agreement shall be construed as a license or sublicense by one party to the other of any rights in any technology or Patent Rights owned or Controlled by a party or its Affiliates.



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

8.7 Patent Filing and Prosecution.

     8.7.1 Cooperation. Cytovia and Aurora shall cooperate with each other on all matters relating to the filing, prosecution, and maintenance of patent applications and patents specifically related to this Agreement that are included within Joint Technology that is jointly owned. Each party shall have the right but not the obligation, to file, prosecute, and maintain (including conducting interference and opposition proceedings) all patent applications and patents that are solely owned or Controlled by such party or assigned to such party pursuant to this Agreement that claim inventions arising out of the parties' performance under this Agreement. In regard to jointly owned Patent Rights, the party filing, prosecuting or maintaining a patent application or patent hereunder shall provide to the other party the opportunity to review and comment upon the text of any priority application before filing; consulting about the decision whether or not to foreign file an application, and if so, in which countries such filings will be made; and giving the other party the opportunity, as far in advance of filing dates as feasible, to fully review and comment on the basic foreign filing text; provided, however that if a party chooses not to share in the cost and attorneys for such activities such party will lose its rights to such Patent Rights, each party shall provide to the other copies of any search reports and official actions relating to jointly owned Patent Rights, including notice of all interferences, reissues, re-examinations, and oppositions received from the relevant patent offices promptly after receipt of any such action. With respect to Patent Rights owned or Controlled by a single party to this Agreement, each party shall reasonably cooperate with and assist the other in connection with activities described in this Section 8.7.1 in regard to jointly owned Patent Rights, at the request of the Party owning or Controlling such Patent Rights. Each party shall execute and require that its employee, agent or consultant inventors to execute all documents reasonably required in connection with the filing, prosecution, or maintenance of patent applications or patents within respect to the foregoing.

     8.7.2 Failure to Prosecute. Either party may elect upon ***prior notice to discontinue prosecution or maintenance of any patent within Joint Technology in any or all countries. In such case, the other party shall have the right to prosecute and maintain such patent applications and patents in such countries it deems appropriate, at its sole expense.

8.8 Enforcement. Cytovia and Aurora shall ***, to bring proceedings against any Third Party for the inappropriate use, including patent infringement, of technology, trade secrets or Patent Rights solely owned or Controlled by it, and *** risk and expense. ***retain any and all awards or damages obtained in any such proceeding. At the request and expense of either party, the other party shall give the requesting party all reasonable assistance required to file and conduct any such proceeding. For jointly owned Joint Technology, Cytovia and Aurora shall use their best efforts to coordinate pursuing a commercially reasonable action to address inappropriate use, including patent



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

infringement, by third parties of such Joint Technology and to determine how expenses and any recovery from such action shall be allocated between the parties. Cytovia, as a non-exclusive licensee, ***to provide Aurora with any information known to Cytovia relating to the suspected or actual inappropriate use, including patent infringement, of the Aurora Technology.


ARTICLE 9.  CONFIDENTIALITY

9.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the Term of this Agreement and for five (5) years thereafter, the Receiving Party, except as expressly provided in this Article 9, shall not disclose to any Third Party or use for any purpose other than as permitted under this Agreement any Confidential Information of the Disclosing Party, except to the extent that it can be established by the Receiving Party by competent written proof that such information:

          (i ) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

          (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

          (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

          (iv)  was independently developed by the Receiving Party;

          (v) was, subsequently, lawfully disclosed to the Receiving Party by a person other than the Disclosing Party; or

          (vi) was approved in writing by the Disclosing Party for public disclosure by the Receiving Party.

9.2 Permitted Use and Disclosures. Each party hereto may use or disclose Confidential Information disclosed to it by the other party to the extent such information is included in the Aurora Technology, Cytovia Technology or Joint Technology, and to the extent such use or disclosure is reasonably necessary and permitted in the exercise of the rights granted hereunder in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, or court orders or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising license rights expressly granted to the other party pursuant to the terms of this Agreement, provided that if a party is required to make any such disclosure of the other party's Confidential Information, other than pursuant



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

to a confidentiality agreement, it will give reasonable advance notice of such disclosure to the other party where reasonably possible and, save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information in consultation with the other party prior to such disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.

9.3 Nondisclosure of Terms. Each of the parties hereto agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other party hereto, except to such party's attorneys, advisors, investors, and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, or to potential investors or corporate partners under an obligation of confidentiality, or to the extent required by law. Notwithstanding the foregoing, the parties shall agree upon a press release to announce the execution of this Agreement. Thereafter, Aurora and Cytovia may each disclose to Third Parties the information contained in such press release without the need for further approval by the other.

9.4 Use of Data for Promotional Purposes. Either party may (i) make public statements regarding Development Candidates or Products by announcing the achievement of milestones and fees therefor, following consultation with the other party and with the written consent of the other party to the form and content of the public statement, and (ii) without the prior consent of the other party, make public statements regarding the overall success rate(s) achieved by and/or for its customers with the use of Aurora Technology, and Cytovia Technology, provided it may not disclose any Compound structures, Screens or the other party's identity.



ARTICLE 10.  REPRESENTATIONS AND WARRANTIES

10.1 Cytovia.  As of the Effective Date, Cytovia warrants and represents that:

           (i) it has the legal power, authority and right to enter into this Agreement, and to perform all of its obligations hereunder;

           (ii) to the best of its knowledge it has the legal right and power to extend to Aurora the rights granted in this Agreement; and

           (iii) to the best of its knowledge, there are no existing or threatened actions, suits, or claims pending against it with respect to the Cytovia Technology.



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

10.2 Aurora.  As of the Effective Date, Aurora represents and warrants that:

          (i) it has the full legal power, authority, and right to enter into this Agreement, and to perform all of its obligations hereunder;

          (ii) to the best of its knowledge it has the legal right and power to extend the rights to Cytovia granted in this Agreement;

          (iii) to the best of its knowledge there are no existing or threatened actions, suits, or claims pending against it with respect to the Aurora Technology; and

          (iv) to the best of its knowledge and without performing any special investigation, ***.

10.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, AURORA AND CYTOVIA MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO AURORA TECHNOLOGY, CYTOVIA TECHNOLOGY, SCREENS, COMPOUNDS, AGENTS, DEVELOPMENT CANDIDATES, DERIVATIVES, PRODUCTS, OR INFORMATION DISCLOSED INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY AURORA TECHNOLOGY OR CYTOVIA TECHNOLOGY, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.


ARTICLE 11.  INDEMNIFICATION

11.1 Cytovia. Cytovia agrees to indemnify, defend, and hold Aurora, its Affiliates, and the directors, officers, employees, and agents of each of them (the "Aurora Indemnitees") harmless from and against any losses, costs, claims, damages, liabilities or expenses (including reasonable attorneys' and professional fees and court and other expenses of litigation) (collectively, "Liabilities") arising out of or in connection with Third Party claims relating to

          (i)     ***



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

11.2 Aurora. Aurora agrees to indemnify, defend, and hold Cytovia, its Affiliates, Cytovia Collaborators and Licensees, and the directors, officers, employees, and agents of each of them (the "Cytovia Indemnitees") harmless from and against any Liabilities arising out of or in connection with Third Party claims relating to

          (i)     ***

11.3 Procedure. In the event that any Indemnitee intends to claim indemnification under this Article 11, it shall promptly notify the other party in writing of such alleged Liability. The indemnifying party shall have the right to control the defense or settlement thereof using counsel of its choice that is reasonably acceptable to the Indemnitees; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party reasonably represented by such counsel in such proceeding. The affected Indemnitees shall cooperate with the indemnifying party and its legal representatives in the investigation of any action, claim, or liability covered by this Article 11. The indemnified party shall not voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying party, which such party shall not be required to give.


ARTICLE 12.  TERM AND TERMINATION

12.1 Term. The term of this Agreement shall begin as of the Effective Date and, unless terminated earlier as provided in this Article 12, continue in full force and effect until the *** (the "Term").

12.2 Termination for Cause. Either party hereto may terminate this Agreement in the event the other party has materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for ***after written notice thereof was provided to the breaching party by the nonbreaching party. Any termination shall become effective at the end of such *** period, unless the breaching party has cured any such breach or default prior to the expiration of the *** cure period or has provided a written plan to cure any such breach or default that is acceptable to the other party.



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

12.3 Termination for Insolvency. If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within ***after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within *** thereafter, the other party may immediately terminate this Agreement effective upon giving notice of such termination to such party.

12.4 Effect of Breach or Termination.

     12.4.1 Accrued Obligations. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

     12.4.2 Return of Confidential Information. In the event of termination, but not expiration, of this Agreement, Aurora and Cytovia shall promptly return to the other party all Confidential Information received from the other party (except one (1) copy of which may be retained for archival purposes), and neither party shall be entitled to use any Confidential Information of the other party for any purpose during the Term such Confidential Information is to remain confidential, as provided in Section 9.1, provided, however, that if this Agreement terminates prior to its expiration pursuant to Section 12.1 for breach of this Agreement by Aurora, Cytovia may continue to use the Confidential Information pertaining to Aurora Compounds, Cytovia Compounds, Screens and data from Screens for the purposes permitted in this Agreement, including without limitation for purposes set forth in Section 2.4.3. Upon any such termination all materials provided by Cytovia to Aurora, including but not limited to Compounds, shall be returned to Cytovia or destroyed at the discretion of Cytovia. For any termination by Aurora for cause, all materials provided by Aurora to Cytovia shall be returned to Aurora or destroyed at the discretion of Aurora.

     12.4.3 Licenses. The licenses granted to Aurora hereunder shall terminate in the event of termination of this Agreement.

12.5 Survival. Articles 1, 3, 5, 7, 8, 9, 11,12 and 13 shall survive expiration or termination of this Agreement for any reason.



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

ARTICLE 13.  MISCELLANEOUS

13.1 Governing Law. This Agreement and any dispute arising from the construction, performance, or breach hereof shall be governed by, construed, and enforced in accordance with the laws of the State of California, without reference to conflicts of laws principles.

13.2 Dispute Resolution.

      13.2.1 Arbitration. The parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either party's rights and/or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by utual cooperation and without resort to arbitration. The parties agree that prior to any arbitration concerning this Agreement, Cytovia's president or CEO and Aurora's president or CEO will meet in person in a good faith effort to resolve any disputes concerning this Agreement as set forth in Section 2.1.4. Any dispute arising out of or relating to this Agreement which is not resolved between the parties or the designated officers of the parties as set forth in Section 2.1.4 shall be resolved by final and binding arbitration conducted in San Diego, California (unless the parties mutually agree to another location) under the then current Licensing Agreement Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration shall be conducted by three (3) arbitrators who are knowledgeable in the subject matter which is at issue in the dispute. One arbitrator is selected by Cytovia and one arbitrator is selected Aurora and the third arbitrator is appointed by the AAA. In conducting the arbitration, the arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery (and provided that the arbitrators shall permit such discovery they deem necessary to permit an equitable resolution of the dispute), ensure that the total time of the arbitration from filing to a final decision or executed settlement agreement is less than six months, and be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, specific performance or repletion of property. Discovery shall be permitted as set forth in the Federal Rules of Civil Procedure with respect to the performance by the parties of their obligations under this Agreement and such other matters as the arbiters may determine (it being the intent of the parties that full discovery occur with respect to salient facts). The arbitrators shall also be able to award actual or general damages, but shall not award any other form of damage (e.g., consequential, punitive or exemplary damages). The parties shall share equally the arbitrator's fees and expenses pending the resolution of the arbitration unless the arbitrator, pursuant to its right but not its obligations, requires the non-prevailing party to bear all or any portion of the costs of the prevailing party. The decision of the arbitrator shall be final and may



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

      be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of such party. Notwithstanding anything to the contrary in this Section 13, either party may seek immediate injunctive or other interim relief from any court of competent jurisdiction to enforce and protect the patent rights, copyrights, trademarks, or other intellectual property rights owned or Controlled by such party. In no event shall a demand for arbitration be made after the date when the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute. Notwithstanding any other provisions of this Agreement, all disputes regarding the validity, scope or enforceability of patents shall be submitted to a court of competent jurisdiction in the country where such patent has issued.

13.3 Assignment. This Agreement shall not be assignable by either party, without the written consent of the other party, provided, however, that either party may assign this Agreement without the written consent of the other party in the event a merger, reorganization, operation of law, acquisition, or sale of all or substantially all of the business or assets of such party relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of any permitted assignee or other transferee, and any such party shall agree to perform the obligations of the assignor or transferor.

13.4 Independent Contractors. The relationship of the parties hereto is that of independent contractors. Neither party hereto is to be deemed to be an agent, partner, or joint venturer of the other party for any purpose as a result of this Agreement or the transactions contemplated thereby.

13.5 Compliance with Laws. In exercising their rights under this Agreement, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules, and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement, including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export, and sale of pharmaceutical products.

13.6 Notices. Legal notices, requests, and other communications hereunder shall be in writing and shall be delivered personally or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below or such other address as may be specified in writing to the other party hereto, and shall be deemed to have been given upon receipt, or if transmitted by fax, upon electronic confirmation of receipt:


          If to Aurora:          Aurora Biosciences Corporation
                                 11010 Torreyana Road
                                 San Diego, CA 92121 U.S.A.
                                 Attn.:  President and CEO
                                 CC:  Legal and Business Development
                                 Fax: (619) 452-5723



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

          If to Cytovia:          Cytovia, Inc.
                                  201 Technology Drive
                                  Irvine CA 92616 U.S.A.
                                  Attn.:  President and CEO
                                  CC. Business Development
                                  Fax: (949) 753-6109

13.7 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the parties and their commercial bargain.

13.8 Waiver. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default. No waiver shall be effective unless in writing signed by the party having the waived right.

13.9 Force Majeure. Nonperformance or delayed performance of any party shall be excused to the extent that performance is rendered impossible or untimely by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where such failure to perform or delay in performance is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the nonperforming party, provided such party uses its *** to resume performance as promptly as possible.

13.10 Advice of Counsel. This Agreement has been negotiated by the parties and their respective counsel and shall be fairly interpreted in accordance with its terms and without application of any rules of construction relating to which party drafted the Agreement being applied in favor or against either party.

13.11 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY TO THIS AGREEMENT HAVE ANY LIABILITY TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES ARISING UNDER THIS AGREEMENT UNDER ANY THEORY OF LIABILITY, REGARDLESS OF WHETHER A PARTY HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.



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

13.12 Complete Agreement. This Agreement, constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties unless reduced to writing and executed by a duly authorized representative of each of Aurora and Cytovia.

13.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.


AURORA BIOSCIENCES CORPORATION                  CYTOVIA INC.

By:     /s/ Timothy J. Rink                     By:     /s/  Eckard Weber
        ---------------------                           --------------------
Date:   July 16, 1998                           Date:   July 16, 1998
        ---------------------                           --------------------
Name:   Timothy Rink                            Name:   Eckard Weber
        ---------------------                           --------------------
Title:  President and CEO                       Title:  President and CEO
        ---------------------                           --------------------



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

                                   EXHIBIT A

                                     ***


                                   EXHIBIT B

                                     ***



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